DEBENTURE HOLDER AGREEMENT AND CONSENT

This Agreement and Consent is made as of the 28th day of September, 2007, between Diomed Holdings, Inc. (the “Company”), a Delaware corporation, and the undersigned (the “Holder”), who is the registered holder of (a) certain Variable Rate Convertible Debentures due October 2008 (the “2004 Debentures”) of the Company, which are convertible into shares of the Company's common stock, par value $0.001 per share (the "Common Stock") (the "Existing Conversion Shares"), and, if applicable, (b) warrants (the “Warrants”) to purchase Common Stock, issued by the Company pursuant to the Securities Purchase Agreement, dated September 28, 2004, between the Company and the Purchasers of 2004 Debentures and Warrants named therein (the “2004 Purchase Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed to them in the 2004 Purchase Agreement.

WHEREAS, the Company proposes to enter into a Loan Agreement with Hercules Technology Growth Capital, Inc. or an affiliate thereof (“Hercules”), pursuant to which Hercules will loan to the Company on a secured basis up to the aggregate principal amount of $10,000,000 on the terms and conditions described in the Term Sheet annexed hereto as Exhibit A and as the Company and Hercules shall agree in the definitive documentation related thereto (the “Financing”).

WHEREAS, Hercules requires the consent of the holders of the 2004 Debentures as a condition to the Financing.

WHEREAS, the Company and the Holder shall amend and restate such Holder's 2004 Debenture for Variable Rate Secured Subordinated Convertible Debenture (the “Secured 2004 Debenture”), substantially in the form of Exhibit B attached to this Agreement and Consent, which shall be convertible into Common Stock (the "Conversion Shares"), attached to which Secured 2004 Debenture, and incorporated by reference therein, is the Intercreditor Agreement to be entered into among the Holder, each other holder of the 2004 Debentures, Hercules and the Company (the “Intercreditor Agreement”), all in consideration for the agreement of the Holder as set forth herein and in exchange for the existing 2004 Debenture held by the Holder and the other holders of 2004 Debentures.

WHEREAS, the amendment and restatement of the 2004 Debentures for the Secured 2004 Debentures is being made in reliance upon the exemption from registration provided by Section 3(a)(9) of the Securities Act of 1933, as amended (the "Securities Act").

WHEREAS, concurrently herewith, the Company has also requested consents from the other Holders of 2004 Debentures pursuant to consents in form and substance identical to this Agreement (the "Other Agreements").

NOW, THEREFORE, and in consideration of the mutual promises set forth in this Agreement and Consent, the Holder (for itself and on behalf of all subsequent holders of the Secured 2004 Debenture held by it), and the Company hereby agree as follows:

1. The Company hereby agrees that:

(a) Contemporaneously with the closing of the Financing (the date of such closing, the "Closing Date"), and upon the execution of the Intercreditor Agreement by all parties thereto and the delivery by the Holder of the 2004 Debentures held by it, the Company will deliver to the Holder (i) the Secured 2004 Debenture, reflecting the security interest granted to the Holder and the Other Holders (as defined in Section 5(b) of this Agreement and Consent), and the reduced Conversion Price of $0.70, having a principal amount equal to the outstanding principal amount of the 2004 Debenture held by the Holder as of the date of this Agreement and Consent, (ii) a fully executed security agreement in the form attached hereto as Exhibit C (the "Security Agreement") and (iii) a fully executed subsidiary guaranty in the form attached hereto as Exhibit D (the "Guaranty"), such delivery to be in exchange for such 2004 Debenture.

(b) Contemporaneously with the closing of the Financing, the Company will file on behalf of the Holder and the Other Holders a financing statement on Form UCC-1 with the Secretary of State of the State of Delaware.

(c) By operation of the provisions of Section 3(b) of the Warrants, as a result of the issuance of the Secured 2004 Debentures, the Exercise Price of the Warrants shall be reduced to $0.70.

(d) Contemporaneously with the closing of the Financing, the Company will pay or reimburse the Holder the reasonable costs and expenses of its outside counsel [Inserted in Agreement and Consent of the Holders other than Portside Growth and Opportunity Fund:, in an amount not to exceed $5,000], to advise the Holder in connection with the negotiation and execution of this Agreement and Consent.

(e) If Hercules exercises its right to withhold its consent pursuant to the Intercreditor Agreement to the repayment of the Secured 2004 Debentures when due in accordance with their terms, then the Company will immediately repay the indebtedness incurred in the Financing to Hercules so long as the Company has received any payment (whether through payment of a judgment, settlement or otherwise) of at least $10 million in connection with the judgment in favor of the Company ordered by the U.S. District Court for the District of Massachusetts in the Company’s patent infringement litigation against AngioDynamics, Inc. and Vascular Solutions, Inc. (the “’777 Patent Litigation”) [Inserted in Agreement and Consent of the Holders other than Rockmore Investment Master Fund Ltd. and if so directed by the Holder, repay the Holder's Secured 2004 Debentures as soon thereafter as is reasonably practicable].

(f) The Company represents and warrants to the Holder as set forth in Section 3.1 of the 2004 Purchase Agreement as if such representations and warranties were made as of the date hereof and set forth in their entirety in this Agreement and Consent, except for those matters described in the Disclosure Schedule to this Agreement and Consent (the “Disclosure Schedule”). Such representations and warranties to the transactions thereunder and the securities issued thereby are hereby deemed for purposes of this Agreement and Consent to be references to the transactions hereunder and the issuance of the securities hereby, references therein to "Closing Date" being deemed references to the Closing Date as defined in Section 1(a) above, and references to "the date hereof" being deemed references to the date of this Agreement and Consent.

(g) The Company represents and warrants to the Holder that after giving effect to the terms of this Agreement and Consent, no Event of Default (as defined in the Secured 2004 Debentures) shall have occurred and be continuing as of the date hereof.

(h) For the purposes of Rule 144, the Company acknowledges that the holding period of (i) the Secured 2004 Debentures (including the corresponding Conversion Shares) may be tacked onto the holding period of the 2004 Debentures, and the Company agrees not to take a position contrary to this Section 1(h). The Company’s representation, covenant and agreement set forth in this Section 1(h) shall be subject in all respects to Rule 144 and other applicable securities laws, as may be in effect from time to time.

(i) The ‘777 Patent Litigation is currently on appeal by the defendants with the judgment therein under bond. The Company has no current knowledge of any facts or circumstances (except for any filings under Chapter 11 of the United States Bankruptcy Code which may be made or any court delays and other circumstances beyond the Company’s reasonable control in connection with the ‘777 Patent Litigation) that would (i) preclude the appeal from being decided by the Court on or prior to June 30, 2008 or (ii) assuming the appeal is unsuccessful, preclude the Company from collecting the full judgment awarded in the ‘777 Patent Litigation on or prior to June 30, 2008 (other than the existence of a security interest in the proceeds of the judgment in the ‘777 Patent Litigation granted by the Company to Hercules pursuant to the Financing, the proceeds of which, in the case of collection thereof by Hercules, would be applied to reduce or retire the Company’s indebtedness to Hercules under the Financing). The Holder agrees that it has not relied upon the foregoing representation as an inducement to enter into this Agreement and Consent and agrees that the Company’s other representations and warranties, agreements and covenants contained herein constitute full and adequate consideration for the Holder’s execution, delivery and performance of this Agreement and Consent.

2. In connection with the Financing, notwithstanding anything to the contrary in the 2004 Purchase Agreement or the 2004 Debentures, the Holder hereby irrevocably:

(a) waives the covenants set forth in Sections 7(a) and 7(d) of the 2004 Debenture to the extent that they may relate to the Financing;

(b) consents to the incurrence by the Company of indebtedness pursuant to the Financing and to the grant of such security interests as are required to be granted to Hercules in the assets of the Company and its subsidiaries pursuant to the Financing as described in the Term Sheet and to the subordinated security interests to be granted to the Other Holders;

(c) agrees that neither the Company’s issuance of the warrants proposed to be issued to Hercules, when issued on the terms described in the Term Sheet, nor the Company’s issuance of additional shares to the holders of its 2006 Preferred Stock, par value $0.001 per share, upon the conversion thereof in an amount that would have been issued had the conversion price thereof been $0.70 per share, will result in an antidilution adjustment to the conversion price of the Secured 2004 Debentures or exercise price of the Warrants;

(d) agrees that the Financing shall not be deemed to be a “Subsequent Financing” as defined in the 2004 Purchase Agreement and therefore that the 2004 Purchase Agreement does not afford to the Holder any participation rights in the Financing; and

(e) agrees that neither the Holder nor its affiliates will trade in the Company’s Common Stock until the earlier of (i) the Company’s public announcement of the closing of the Financing, (ii) termination of negotiations between the Holder and the Company regarding the Financing and (iii) 30 days after the date hereof.

(f) agrees that until the Holder is notified by the Company that the American Stock Exchange has approved the listing of the additional shares of Common Stock issuable upon conversion of the Secured 2004 Debenture which are not already listed with the American Stock Exchange on behalf of the Holder, the Holder shall not exercise its right to convert more than 66 2/3% of the principal amount of the Secured 2004 Debenture.

3. Covenants.

(a) Disclosure of Transactions and Other Material Information. On or before 8:30 a.m., New York City time, on the first Business Day immediately following the Closing Date, the Company shall issue a press release and file a Current Report on Form 8-K describing the terms of the transactions contemplated by this Agreement and Consent and the Financing in the form required by the Exchange Act and attaching the material Transaction Documents not previously filed (including, without limitation, the form of this Agreement and Consent and the form of the Secured 2004 Debentures) (including all attachments, the "8-K Filing"). From and after the filing of the 8-K Filing with the Commission, the Holder shall not be in possession of any material, nonpublic information received from the Company, any of its Subsidiaries or any of its respective officers, directors, employees or agents, that is not disclosed in the 8-K Filing. The Company shall not, and shall cause each of its Subsidiaries and its and each of their respective officers, directors, employees and agents, not to, provide the Holder with any material, nonpublic information regarding the Company or any of its Subsidiaries from and after the filing of the 8-K Filing with the Commission without the express written consent of the Holder. Without the prior written consent of the Holder, neither the Company nor any of its Subsidiaries or affiliates shall disclose the name of the Holder in any filing, announcement, release or otherwise other than in connection with the Registration Statement, as contemplated pursuant to the Registration Rights Agreement, unless such disclosure is required by law, regulation or the Principal Market.

(b) On or before 5:30 p.m., New York City time, on the first Business Day following the date of this Agreement and Consent, the Company shall file an additional listing application with the American Stock Exchange (the “Amex Listing Application”) covering the approximately 1.7 million shares of Common Stock issuable upon conversion of the Secured 2004 Debentures which are not already listed with the American Stock Exchange, and the Company shall use its reasonable best efforts to cause the Amex Listing Application to be approved as soon as is reasonably practicable. On or before 9:30 a.m., New York City time, on the first Business Day following the date that the Company is notified in writing by the American Stock Exchange that the Amex Listing Application has been approved, the Company shall provide written notice of such approval to the Holder by facsimile or email.

(c) Within five (5) calendar days of the Closing Date the Holder shall have received the opinion of the Company's counsel, McGuireWoods LLP, containing opinions regarding this Agreement and Consent and the Secured 2004 Debentures, substantially in the form set forth in Exhibit E, with customary assumptions, exceptions and exclusions consistent with those included in the legal opinion delivered to Hercules on the Closing Date, but for distinctions arising from differences in applicable law.

(d) The Company shall take all actions reasonably requested by the Holder to permit the Holder to sell the Conversion Shares without restriction pursuant to Rule 144(k) of the Securities Act.

4. Amendment to Transaction Documents. Each of the Transaction Documents are hereby amended as follows:

(a) All references to "Debentures" shall be amended to include additionally the Secured 2004 Debentures as defined in this Agreement and Consent.

(b) All references to "Conversion Shares" shall be amended to include additionally the Conversion Shares as defined in this Agreement and Consent.

(c) The defined term "Transaction Documents" is hereby amended to include this Agreement and Consent, the Intercreditor Agreement, the Security Agreement and the Guaranty.

5. Miscellaneous.

(a) No Other Changes. All other terms and conditions of the 2004 Purchase Agreement shall remain in full force and effect.

(b) Effectiveness; Other Agreements. This Agreement and Consent shall be effective at the Closing following the execution by each of the other holders of 2004 Debentures who are party to the 2004 Purchase Agreement with the Company (the “Other Holders”) of the Other Agreements with substantially the same effect as this Agreement and Consent (with such adjustments as are necessary to reference the specific Company securities held by the Other Holders), provided, that this Agreement and Consent shall be null and void if the Closing Date does not occur on or before October 15, 2007. In connection with this Agreement and Consent, the Company represents and warrants that none of the terms offered to Other Holders is more favorable to such Other Holder than those of the Holder and this Agreement and Consent shall be, without any further action by the Holder or the Company, deemed amended and modified in an economically and legally equivalent manner such that the Holder shall receive the benefit of the more favorable terms contained in the Other Agreements.  The Company agrees, at its expense, to take such other actions (such as entering into amendments to this Agreement and Consent) as the Holder may reasonably request to further effectuate the foregoing. Notwithstanding the foregoing, to the extent that the Company and any Other Holder enters into a transaction similar to the one contemplated hereby pursuant to an Other Agreement, all such matters are solely in the control of the Company, not the action or decision of the Holder, and would be solely for the convenience of the Company and not because it was required or requested to do so by the Holder or any such other third party holder.

(c) Disclosure of Financing Status. The Company shall promptly public disclose to the Holder (i) the termination or cessation of any discussions in which the Company may be involved with respect to the Financing and (ii) the status of any such discussions if the consummation of the closing of the Financing or the termination or cessation of any such discussions has not been publicly disclosed on or prior to the 30th day after the date hereof.

(d) Holder Independence. The Company acknowledges and agrees that nothing contained herein and no action taken by the Holder pursuant hereto or in connection herewith shall be deemed to constitute the Holder and any Other Holder or other third party holder of the Company’s securities as a partnership, an association, a joint venture or any other kind of group or entity, or create a presumption that the Holder or any Other Holder or other such third party holders are in any way acting in concert or as a group or entity with respect to such obligations or the transactions contemplated hereby or any other matters. The Company further acknowledges and agrees that the Holder is not acting in concert or as a group with any Other Holder or other third party holders of the Company’s securities with respect to such obligations or the transactions contemplated by this Agreement and Consent. The decision of the Holder to enter into this Agreement and Consent and to consummate the transaction contemplated hereby has been made by the Holder independently of any Other Holder or other third party holder of the Company’s securities. The Company hereby confirms that the Holder has independently participated with the Company in the negotiation of the transaction contemplated hereby with the advice of its own counsel and advisors. The Holder shall be entitled to independently protect and enforce its rights under this Agreement and Consent, and it shall not be necessary for any such other third party holder to be joined as an additional party in any proceeding for such purpose.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have signed this Agreement and Consent as of the date and year set forth above.

NAME OF DEBENTURE HOLDER:

By:
(Signature of authorized person above)
Name:
Title:

DIOMED HOLDINGS, INC.

By:
		Name:	David Swank
		Title:	Chief Financial Officer

Signature Page
Debenture Holder Agreement and Consent

EXHIBIT A - HERCULES TERM SHEET

Below is a summary of the principal business considerations
related to our growth capital financing loan proposal.

Commitment Amount:	$10,000,000
Interest Rate (1)	Prime + 3.20%
Deferred Interest Charge (2)	9.50%

(1)	Wall Street Journal Prime, which surveys large US banks and publishes the consensus prime rate. As of the date of this Document, Prime is 8.25%.

(2)	One time payment due at maturity and calculated against funds borrowed.

Lender:	Hercules Technology Growth Capital, Inc. and any affiliate or transferee. ('Hercules” or 'Lender”).

Borrower:	Diomed Holdings, Inc. and its subsidiaries. ('Diomed” or 'Borrower”).

Term Sheet Expiration:	September 26, 2007.

Loan Closing:	Best efforts to close by October 2, 2007.

Availability Period:	The commitment is available as follows:

Tranche A: $6.0 million of Loan Commitment is funded at closing.

Tranche B: Remaining $4.0 million will be available at Borrower’s option beginning January 31, 2008 and will remain available through March 30, 2008.

Use of Proceeds:	The proceeds of the Loan will be used for general corporate purposes.

Interest-only Period:	Through June 1, 2008.

Amortization:	Beginning on July 1, 2008, Borrower shall repay Principal on a schedule comprised of twenty-four equal monthly principal and interest payments.

Maturity:	July 1, 2010.

Collateral:
The Loan will be secured by a perfected first position lien on all of the borrower's assets, including Intellectual Property (“IP”). This lien will allow for licensing in the normal course of business.

Warrant:	A warrant (the “Warrant”) will be issued by Borrower to Lender to purchase $100,000 worth of shares of common stock at an Exercise Price of $0.70.

Option to invest:
Borrower shall grant to Lender the option to invest up to $1.0 million in a subsequent institutional equity financing on the same terms, conditions, and pricing offered to the investors in such subsequent equity financing. This option to invest does not apply to equity transactions with strategic partners or regular shelf registered offerings.

Success Fee:	Borrower shall remit the following cash payments to Lender:

	1)	$200,000 at Loan Closing.
	2)	$900,000 on June 30, 2008
	3)	Borrower shall remit a cash payment to Lender in an amount equal to 1.00% of any gross consideration paid for the acquisition of the business of Diomed Holdings and its operating subsidiaries.

Financial Covenants:	No financial ratio covenants.

Reporting Requirements:
Borrower will furnish to Lender monthly and quarterly financial statements, annual audited financial statements and all materials provided to the shareholders along with other financial information Lender reasonably requests or generally provided to other Holders of the common stock.

Expenses:
Borrower shall pay the invoiced expenses, including UCC searches, filing costs, and other miscellaneous expenses, and reasonable fees of counsel (in-house and outside) applicable to drafting, negotiating and/or finalizing the Loan.

Commitment Fee:
A Commitment Fee of 2.0% of the Commitment Amount is required in order for Lender to commence the due diligence process. In the event that the transaction is not approved, the Commitment Fee shall be returned in its entirety to Borrower (minus due diligence expenses). In the event of approval, the Commitment Fee will be applied in its entirety as a Facility Fee and towards the Lender’s non-legal transaction costs and due diligence expenses {Paid}.

In consideration of the time, cost and expense devoted, and to be devoted, by the Lender in connection with the transaction contemplated by this proposal, Borrower agrees that until Loan Closing (the “Exclusive Period”) it will not (a) solicit or entertain any proposal, (b) negotiate with any other person, or (c) provide any information with respect to Borrower to any person who might be expected to propose alternate financing, or Commitment Fee will be deemed earned in full.

The proposed terms and conditions are provided for discussion purposes only and do not represent an agreement or commitment to lend, provided however that the terms entitled and associated with “Expenses”, “Commitment Fee” and “Exclusive Period” shall be binding obligations of the parties hereto. The actual terms and conditions upon which the Lender may agree to extend credit to the Borrower are subject to satisfactory completion of due diligence, internal credit approvals, satisfactory review of documentation and such other terms and conditions as may be determined by Lender and which would be contained in definitive legal documents for the loan contemplated hereby.

If the basic terms are acceptable, please fax an executed copy of this letter to 866-468-8916 and wire payment of the Commitment Fee. This offer will expire at 5PM (ET) on September 26, 2007 unless accepted by Borrower or extended by Lender. We look forward to your response. Please feel free to call us at 617-261-6553 (work) or 617-877-9663 (cell).

We appreciate your consideration of this proposal. We look forward to the opportunity to work together and establish a long-term strategic relationship with you and Diomed, Inc.

Sincerely,

Parag Shah	R. Bryan Jadot
Sr. Managing Director & Group Head, Life Sciences	Principal, Life Sciences
Hercules Technology Growth Capital, Inc.	Hercules Technology Growth Capital, Inc.

AGREED AND ACCEPTED this _____ day of ____________________ 2007

Diomed, Inc.

By:
Name:
Title:

EXHIBIT B - FORM OF SECURED 2004 DEBENTURE
(See attached)

EXHIBIT C - FORM OF SECURITY AGREEMENT
(See attached)

EXHIBIT D - FORM OF SUBSIDIARY GUARANTY
(See attached)

EXHIBIT E - FORM OF LEGAL OPINION

Based on and subject to the foregoing and the other exclusions, qualifications, limitations, and assumptions set forth in this opinion letter, we are of the opinion that:

1.  Organizational Status. Based solely on the Good Standing Certificates, each [Obligor] is in good standing under the laws of the State of Delaware and Diomed, Inc. is in good standing as a foreign corporation under the laws of the commonwealth of Massachusetts. As of the date set forth in the respective Good Standing Certificate and based solely on the respective Charter, each [Obligor] is validly existing under the laws of the State of Delaware as of the date set forth in such Charter.

2.  Power and Authority. Each [Obligor] has the corporate power and authority to execute, deliver, and perform the terms and provisions of each Subject Document to which it is party and has taken all necessary organizational action to authorize the execution, delivery, and performance thereof.

3.  Execution, Validity, and Enforceability. Each [Obligor] has duly executed and delivered each Subject Document to which it is party, and each such Subject Document constitutes the valid, binding, and enforceable obligation of such [Obligor].

4.  Noncontravention. Neither the execution, delivery, and performance by each [Obligor] of any Subject Document to which it is a party, nor the compliance by each [Obligor] with the terms and provisions thereof: (a) violates any present law, statute, or regulation of the State of New York or the United States (including Regulations T, U and X of the Board of Governors of the Federal Reserve System) that, in each case, is applicable to such [Obligor]; (b) violates any provision of the Governing Documents of such [Obligor]; or (c) results in any breach of any of the terms of, or constitutes a default under, any of the Reviewed Agreements or results in the creation or imposition of any lien, security interest, or other encumbrance (except as contemplated or otherwise permitted by the Subject Documents) upon any assets of such [Obligor] pursuant to the terms of any of the Reviewed Agreements.

5.  Governmental Approvals. No consent, approval, or authorization of, or filing with, any governmental authority of the State of New York or the United States that, in each case, is applicable to each [Obligor] is required for: (a) the due execution, delivery, and performance by such [Obligor] of any Subject Document to which it is a party, or (b) the validity, binding effect, or enforceability of any Subject Document to which such [Obligor] is a party, except (i) in each case, as have previously been made or obtained, (ii) filings and recordings that are necessary to perfect the liens and security interests granted under the Subject Documents (including the filing of financing statements under the Uniform Commercial Code), and (iii) consents, approvals, authorizations, or filings as may be required to be obtained or made by the [Holder] as a result of their involvement in the transactions contemplated by the Subject Documents.

6.  UCC Matters. After giving effect to the making of the loans or other extensions of credit on the date hereof as contemplated by the Loan Agreement:

(a) the Subject Documents are effective to create an attached security interest (the “Article 9 Security Interest”) under Article 9 in favor of the [Holder] in that portion of the personal property included within the term “Collateral” (as defined in the Loan Agreement) in which a security interest can be granted under Article 9 (collectively, the “Article 9 Collateral”);

(b) and upon filing the Financing Statement with the UCC Filing Office and the acceptance for filing thereof, with the appropriate filing fee tendered, the [Holder] will have a perfected security interest in those items of the Article 9 Collateral in which a security interest may be perfected under Article 9 by the filing of a financing statement with the UCC Filing Office;

(c) and upon the execution by all parties thereto and delivery of the Account Control Agreements, such Account Control Agreements are effective under the New York UCC to create a valid, perfected security interest in favor of the [Holder] in the deposit accounts described in such Account Control Agreements; and

(d) after giving effect to the delivery by the [Obligor]s to the [Holder] in pledge, within the State of New York and pursuant to the Pledge Agreement, of each of the stock certificates representing the shares of capital stock of Diomed Inc., Diomed PDT, Inc. and Diomed Acquisition Corp. (the “Pledged Shares”) to the [Holder], together with properly completed and effective stock powers endorsing the Pledged Shares and duly executed by the [Obligor] in blank, and assuming the continued possession of such Pledged Shares and of such stock powers by the [Holder] within the State of New York, the [Holder] shall acquire a valid security interest in all right, title and interest of the [Obligor] in the Pledged Shares pursuant to the Pledge Agreement, to the extent that a security interest therein may be created pursuant to Division 9 of the New York UCC, and such security interest will be perfected, with the consequences of perfection by control with respect to the Pledged Shares accorded by the New York UCC.

7.  Common Stock. The shares of Holdings Common Stock, par value $0.001 per share (the “Common Stock”), issuable upon conversion of the Secured 2004 Debentures have been duly authorized, free from preemptive rights, and, based solely on instructions addressed to Holdings’ Common Stock transfer agent, Continental Stock Transfer and Trust Co., reserved for issuance upon such exercise. When issued and so delivered to [Holder] in accordance with the terms of the Secured 2004 Debentures, such shares will be validity issued, fully paid and non-assessable.

8.  Exemption from Registration. The offer and sale of the Secured 2004 Debentures pursuant to the Agreement and Consent and the issuance of the Conversion Shares thereunder in accordance with the Secured 2004 Debentures constitute and will constitute transactions exempt from the registration requirements of Section 5 of the Securities Act of 1933, as amended.

9.  Eligibility for Resale under Rule 144(k). The resale of Conversion Shares by the [Holder] shall be exempt from the registration requirements of Section 5 of the Securities Act of 1933, as amended, pursuant to Rule 144(k) promulgated thereunder, assuming that the [Holder] is not, and for the three-month period preceding the date of such resale has not been, an affiliate of the [Company] within the meaning of paragraph (a)(1) of Rule 144 under the Securities Act.

10.  Proceedings. To our knowledge, there is no outstanding judgment, action, suit, or proceeding pending or threatened in writing against either [Obligor] before any court, governmental agency, or arbitrator that challenges the legality, validity, binding effect, or enforceability of any Subject Document to which such [Obligor] is a party.

11. Investment Company Act. Each [Obligor] is not an “investment company” or a company “controlled by” an “investment company” within the meaning of the Investment Company Act of 1940, as amended.